Exhibit 10.7
___________________________________________________________________________
SALE AND PURCHASE AGREEMENT
Dated as of October 20, 2025
by and among
Vive Financial LLC, as Seller,
Fortiva Funding LLC, as Receivables Purchaser,
and
PROG Holdings, Inc., solely for the purpose of Section 7.11

___________________________________________________________________________

EXHIBIT A    Masterfile
EXHIBIT B    Form of Post Cut-Off Settlement Date Statement
EXHIBIT C    Form of Assignment and Assumption Agreement
SCHEDULE 1    Account Schedule
SCHEDULE 2    Knowledge Individuals
SCHEDULE 4.1(h)(1)    Accuracy of Information
SCHEDULE 4.1(h)(2)    Accuracy of Information
SCHEDULE 4.1(k)(1)    Form of Cardholder Agreement
SCHEDULE 4.1(k)(2)    Form of Periodic Statement
SCHEDULE 4.1(m)(1)    Policies and Procedures Exceptions
SCHEDULE 4.1(m)(2)    Policies and Procedures
SCHEDULE 4.1(u)(i)    Seller Retained Records
SCHEDULE 4.1(u)(ii)    Outsourced Collection Accounts
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SALE AND PURCHASE AGREEMENT
This Sale and Purchase Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is made and entered into as of October 20, 2025, by and among Vive Financial LLC, a Delaware limited liability company (“Seller”), Fortiva Funding, LLC, a Georgia limited liability company (“Receivables Purchaser”), and solely for purposes of Section 7.11, PROG Holdings, Inc., a Delaware corporation (“PROG”).
WITNESSETH
A.The Bank of Missouri, a Missouri state-chartered bank (the “Account Owner”) conducts (i) a credit card program and (ii) a retail loan program, collectively known as the “VIVE Loan” program (the “Vive Loan Program”) pursuant to the First Amended and Restated Marketing and Servicing Agreement, dated as of December 1, 2020, by and between the Account Owner and Seller, as amended or restated from time to time (the “Account Program Agreement”).
B.In connection with the Vive Loan Program and pursuant to the Account Program Agreement, Account Owner (i) provides open-end unsecured lines of credit accessible or previously accessible by (x) credit card bearing the name and logo of a Credit Card Network (“Credit Card Accounts”) and (y) private label cards (“Retail Loan Accounts”) and related receivables, (ii) owns the associated Accounts, and (iii) periodically sells the Receivables to Seller pursuant to that certain First Amended and Restated Receivables Sale Agreement, dated as of December 1, 2020, between Seller and Account Owner, as such agreement has been, restated, supplemented or otherwise modified from time to time (the “Vive Receivables Sale Agreement”).
C.Seller owns all of the Receivable-Related Assets and desires to sell the Receivable-Related Assets to Receivables Purchaser free and clear of any Lien effective as of the Closing Effective Time.
D.Receivables Purchaser desires to purchase and assume, on the terms and subject to the conditions set forth herein, the Receivable-Related Assets.
E.In consideration for the foregoing, Receivables Purchaser is willing to pay the Purchase Price as provided herein, and to assume, perform, discharge and become liable for the Receivables Purchaser Obligations as of and after the dates specified herein.
F.Pursuant to the foregoing transactions, from and after the Closing Effective Time, Receivables Purchaser shall own the Receivable-Related Assets (including the Receivables). For the avoidance of doubt, in no event shall Receivables Purchaser become or be deemed to be an owner of the Accounts at any time.

NOW, THEREFORE, in consideration of the foregoing, the covenants made by the parties herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article 1

DEFINITIONS
1.1Definitions. Except as otherwise specifically indicated, the following terms shall have the meanings specified herein.
“Account” or “Accounts” shall mean the Credit Card Accounts and Retail Loan Accounts that are identified by name and account number on the Account Schedule.
“Account Owner” shall have the meaning set forth in Recital A.
“Account Program Agreement” shall have the meaning set forth in Recital A.
“Account Schedule” shall mean Schedule 1 attached hereto and incorporated herein.
“Accountants” shall have the meaning specified in Section 3.9.
“Acquired Receivables” shall mean the Eligible Receivables. For the avoidance of doubt, Post-Cut-Off Account Receivables shall not be Acquired Receivables.
“Affiliate” shall mean, with respect to any person, corporation or entity, any other person, corporation or entity that directly or indirectly controls, is controlled by or is under common control with such person, corporation or entity. For the purposes of this definition, “control” shall mean the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting, securities, by contract or otherwise; and the terms “common control” and “controlled” have meanings correlative to the foregoing.
“Agreement” shall have the meaning specified in the Introduction.
“Assignment and Assumption Agreement” shall have the meaning specified in Section 3.2.
“Books and Records” shall mean, for the Accounts corresponding to the Acquired Receivables, all Account-specific and Receivable-specific books and records in the possession or under the control of Seller, including: applications for Accounts, periodic statements, credit and collection files, underwriting models, Cardholder data records, Cardholder terms and conditions, Cardholder disclosure statements, credit information files from credit bureaus, records of Cardholders’ names and addresses, merchant agreements, Masterfiles, correspondence, all of which is electronically imaged and stored in Seller’s database, whether segregated by Cardholder identity or by document or record type and any other records in the possession or control of Seller necessary to evidence ownership, service, administer or enforce the Accounts.

“Business Day” shall mean each day other than Saturday, Sunday or a day on which banking institutions in the States of Georgia, Missouri, or New York are authorized or obligated by law, executive order or governmental decree to be closed.
“Cardholder” shall mean, for an Account for which there is a corresponding Acquired Receivable, an applicant and/or co-applicant in whose name an Account was established or is maintained and/or who is obligated to repay the Acquired Receivable.
“Cardholder Agreement” shall mean, for an Account for which there is a corresponding Acquired Receivable, an agreement entered into prior to the Cut-Off Time between Account Owner, on the one hand, and a Cardholder, on the other hand, under which one or more credit cards are issued, containing the terms and conditions applicable to a Credit Card Account or a Retail Loan Account, as amended, modified and supplemented from time to time prior to the Cut-Off Time, including pursuant to any and all change in terms notices.
“Cardholder List” shall mean a list containing the names and addresses of Cardholders.
“Closing” shall have the meaning specified in Section 3.1.
“Closing Date” shall have the meaning specified in Section 3.1.
“Closing Effective Time” shall mean 12:01 a.m. in New York City on the Closing Date.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Credit Card Accounts” shall have the meaning specified in Recital B.
“Credit Card Network” shall mean the credit card network of Mastercard Incorporated or Visa Inc., as applicable.
“Cut-Off Time” shall mean the time that the daily Masterfile was generated on September 30, 2025.
“Data Protection Laws” means all applicable Requirements of Law pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, data breach notification, and the use of Personal Data in the context of electronic communication, telephone and text message communications, and marketing by email or other channels.
“Data Protection Requirements” means, to the extent applicable to Seller, (a) Data Protection Laws, (b) Privacy Policies, (c) any obligations under contracts relating to the collection, access, use, storage, disclosure, transmission, or cross-border transfer of Personal Data, and (d) the Payment Card Industry Data Security Standard.
“Eligible Receivable” shall mean each Receivable other than Excluded Receivables.
“Enforceability Exceptions” shall have the meaning specified in Section 4.1(b).

“Excluded Obligation” shall mean any liability or obligation whatsoever of Account Owner, Seller or any of its Affiliates (except for the obligations and liabilities of Seller expressly made or assumed hereunder or under the Related Agreements by Receivables Purchaser, including the Receivables Purchaser Obligations) with respect to the Vive Loan Program including any liability or obligation arising from (a) the failure by Account Owner or Seller or any of its Affiliates or any of their respective agents, directors, officers, servants or employees to comply with any federal, state or local law or regulation at any time prior to the Closing Date with respect to the Vive Loan Program, the Accounts and the Receivables-Related Assets, (b) the failure by Account Owner or Seller or any of its Affiliates or any of their respective agents, directors, officers, servants or employees to disclose Account terms to the Cardholders at any time prior to the Closing Date, (c) any false or misleading advertising by Account Owner or Seller or any of its Affiliates or any of their respective agents, directors, officers, servants or employees prior to the Closing Date with respect to the Vive Loan Program, the Accounts and the Receivables-Related Assets, (d) any obligation of Seller directly, or derivatively from any obligation, in connection with a Merchant Agreement accruing before the Closing Date, (e) any action, suit, proceeding or claim or other litigation, or any investigation by any Governmental Authority affecting the Vive Loan Program, the Accounts and the Receivables-Related Assets involving Account Owner, Seller or any of its Affiliates or any of their respective agents, directors, officers, servants or employees to the extent relating to any action or inaction with respect to the Vive Loan Program, the Accounts and the Receivables-Related Assets prior to the Closing Date, (f) any obligation with respect to an Account for which the corresponding receivables are Excluded Receivables, (g) any obligation with respect to the Accounts arising prior to the Closing Date, (h) any action, suit, proceeding or claim or other litigation resulting from the actions or omissions of Account Owner, Seller or any of its Affiliates or any of their respective agents, directors, officers, servants or employees with respect to the Accounts or Vive Loan Program and (i) all Taxes applicable to the Receivable-Related Assets and the Receivables Purchaser Obligations, in each case exclusively attributable to taxable years or periods, or portions thereof, ending on or prior to the Closing Date.
“Excluded Receivables” shall mean Receivables corresponding to an Account that (a) was or should have been charged-off pursuant to the Policies and Procedures prior to the Cut-Off Time; (b) was subject to bankruptcy proceedings as of the Cut-Off Time; or (c) that Seller has confirmed, as of the Cut-Off Time, was originated fraudulently.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day or the Federal Funds Rate is not so published for any day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.
“Fraud” means with respect to a party, actual, intentional and knowing common law fraud under Delaware law (specifically excluding any claim based on negligence or recklessness,

including, based on constructive knowledge, negligent misrepresentation, promissory fraud, unfair dealings fraud, or any other equitable claim or theory of imputed knowledge) solely with respect to the representations and warranties in Article 4 (as qualified by the Schedules to this Agreement).
“Fundamental Deductible” shall have the meaning specified in Section 6.1(b).
“Governmental Authority” shall mean any federal, state, local, domestic or foreign governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other regulatory or self-regulatory entity, of the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government pursuant to a valid authorization to do so.
“Guarantee” shall have the meaning specified in Section 7.11.
“Guaranteed Obligations” shall have the meaning specified in Section 7.11.
“Guarantor” shall have the meaning specified in Section 7.11.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Party” shall have the meaning specified in Section 6.4(a).
“Indemnifying Party” shall have the meaning specified in Section 6.4(a).
“Intellectual Property” means any and all intellectual property rights and other proprietary rights throughout the world, whether existing under common law, statue or equity, now or hereafter in force or recognized, including those arising under or associated with: (a) patents and patent applications, statutory invention registrations or similar rights, together with all reissuances, divisions, renewals, reexaminations, provisionals, continuations, and continuations-in-part with respect thereto and including all foreign equivalents; (b) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and other indicia of origin and source identifiers, and registrations and applications for registration of any of the foregoing, and all goodwill associated therewith; (c) copyrights and any other equivalent rights in works of authorship, including copyrights in software, and registrations and applications for registration therefor; (d) Internet domain names and social media accounts; (e) trade secrets and other confidential and proprietary business information and know-how, including such information that derives independent value, whether actual or potential, from not being known to other Persons, including technologies, databases, data, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, ideas, specifications and proprietary and confidential information; (f) all registrations and applications for the foregoing, and (g) all tangible embodiments of the foregoing.

“Interchange” shall mean the portion allocable to the Accounts of interchange fees through Visa or MasterCard in connection with cardholder charges for goods, services and cash advances.
“Lien” shall mean, with respect to any property, any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever relating to that property, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing; provided, however, that any lien created by this Agreement shall not be deemed to constitute a Lien.
“Lookback Date” means January 1, 2023.
“Losses” shall have the meaning specified in Section 6.3.
“MasterCard” shall mean MasterCard International Inc.
“Masterfile” shall mean that complete listing of all Credit Card Accounts and Retail Loan Accounts in existence at the time of such listing’s generation and the corresponding transaction activity generated by the Seller’s Processing System, in the form of Exhibit A.
“Material Adverse Change” shall mean any event, change, circumstance, effect, development, condition, occurrence, or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Receivable-Related Assets, taken as a whole, or on the ability of Seller to perform its obligations under this Agreement; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) any change, effect, event, occurrence, state of facts or development generally affecting (i) the industries or markets in which Seller or the Receivable-Related Assets operate, or (ii) the economy, credit, financial or capital markets, or political conditions in the United States or any foreign jurisdiction; (b) any change in law, regulation, or accounting principles (including GAAP) or the interpretation thereof, or any action required to be taken or omitted as a result thereof; (c) any outbreak or escalation of hostilities, war, acts of terrorism, cyberattacks, or natural disasters, weather conditions, pandemics, or other force majeure events; (d) any failure by Seller to meet any projections, forecasts, or revenue or earnings predictions for any period (it being understood that the underlying causes of such failure may be taken into account in determining whether a Material Adverse Effect has occurred, unless otherwise excluded); (e) any action taken or omitted to be taken at the written request or with the written consent of Receivables Purchaser; (f) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships with employees, customers, suppliers, or other third parties; (g) any matter disclosed in the Schedules or otherwise disclosed in writing to Receivables Purchaser prior to the date hereof.

“Merchant Agreement” shall mean any agreement related to the Retail Loan Accounts between Seller or any of its Affiliates, and a merchant, retailer, service provider, or other person, firm or entity that provides goods and/or services, the purchase of which is financed through a Retail Loan Account.
“Operating Regulations” shall mean the by-laws, rules and regulations of Visa and MasterCard.
“Operational Deductible” shall have the meaning specified in Section 6.1(b).
“Person” shall mean any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of any nature.
“Personal Data” means any data or information that is defined as “personal information,” “personally identifiable information,” or other similar term under or pursuant to Requirements of Law.
“Policies and Procedures” shall mean the written policies and procedures of Seller or the Account Owner relating to the manner in which Seller conducts the Vive Loan Program, and the policies and procedures relating to the underwriting, processing, servicing, collection and other administration and management of the Accounts and related receivables, as in effect from time to time prior to the Cut-Off Time.
“Post-Cut-Off Accounts” shall mean all Credit Card Accounts and Retail Loan Accounts created after the Cut-Off Time.
“Post-Cut-Off Account Receivables” shall mean any and all amounts owing, whether billed or not billed, to the Account Owner by Cardholders that arise or have arisen under or in connection with the Post-Cut-Off Accounts, including all principal, outstanding purchases, cash advances, finance charges, annual fees and any other charges and fees assessed on said Post-Cut-Off Accounts.
“Post Cut-Off Settlement Date” shall mean the date not later than ten (10) days after the Closing Date.
“Post Cut-Off Settlement Date Adjustment Amount” shall have the meaning specified in Section 3.6.
“Post Cut-Off Settlement Date Statement” shall mean a statement, substantially in the form of Exhibit B attached hereto and incorporated herein, containing a computation of the Post Cut-Off Settlement Date Adjustment Amount.
“Privacy Policies” means externally published notices, policies and procedures relating to the collection, use, storage, disclosure, destruction, or cross-border transfer of Personal Data.

“Processing System” shall mean the system or systems of record, whether owned or operated by Seller or by any third party, used before and on the Closing Date in connection with the provision of processing services or functions to or in connection with the Accounts.
“PROG” shall have the meaning specified in the Introduction.
“Program Manager” shall mean Atlanticus Services Corporation, a Georgia corporation.
“Protected Party” shall have the meaning specified in Section 5.1(b).
“Purchase Price” shall have the meaning specified in Section 2.3.
“Purchaser Indemnified Party” shall have the meaning specified in Section 6.1(a).
“Receivable-Related Assets” shall have the meaning specified in Section 2.1(b).
“Receivable” or “Receivables” shall mean any and all amounts owing, whether billed or not billed, to the Account Owner by Cardholders that arise under or in connection with the Accounts, including all principal, outstanding purchases, cash advances, finance charges, annual fees and any other charges and fees assessed on said Accounts and including any such amounts that arise after the Cut-Off Time.
“Receivables Purchaser” shall have the meaning specified in the Introduction.
“Receivables Purchaser Obligations” shall have the meaning specified in Section 2.2.
“Related Agreements” shall mean the Assignment and Assumption Agreement, the Transition Services Agreement and the Consent dated as of the date hereof among Account Owner, Seller, Receivables Purchaser and Program Manager.
“Requirements of Law” shall mean, with respect to any Person, any law, code, statute, treaty, ordinance, rule, regulation, decree, order, judgment, injunction or requirements (including usury laws, the Federal Truth in Lending Act, Regulation B and Regulation Z of the Board of Governors of the Federal Reserve System, the Equal Credit Opportunity Act, the Gramm-Leach-Bliley Act, the Federal Fair Debt Collection Practices Act, and state laws, rules and regulations relating to consumer protection, telemarketing, unfair and deceptive trade practices and collections), in each case binding on that Person, its property or its agents, and shall include the certificate of incorporation and by-laws or other organizational or governing documents of such Person.
“Retail Loan Accounts” shall have the meaning specified in Recital B.
“Seller” shall have the meaning specified in the Introduction.
“Seller Indemnified Party” shall have the meaning specified in Section 6.2.
“Seller Retained Records” shall have the meaning specified in Section 4.1(u)(i).

“Tax” shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, escheat, stamp, or environmental tax, or any other tax, custom, duty or other like assessment, charge or fee of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.
“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Third Party Claim” shall have the meaning specified in Section 6.4(a).
“Transfer Taxes” shall have the meaning specified in Section 5.1(e).
“Transition Services Agreement” shall mean that certain Transition Services Agreement, dated as of the date hereof, by and between Seller and Program Manager.
“UCC” shall mean the Uniform Commercial Code, as amended from time to time, as in effect in any applicable jurisdiction.
“Unauthorized Use” shall mean use that was made by a Person other than the Cardholder who did not have actual, implied or apparent authority for such use of the Account and from which the Cardholder received no benefit.
“Valuation Date Statement” shall mean a statement which contains an estimated computation of the Purchase Price, based on the Account Schedule and related Account data as of September 30, 2025.
“Visa” shall mean Visa U.S.A., Inc.
“Vive Loan Program” shall have the meaning specified in Recital A.
“Vive Receivable Sales Agreement” shall have the meaning specified in Recital B.
1.2Construction. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision or subdivision of this Agreement; references to any Section or Article are references to Sections or Articles in or to this Agreement unless otherwise specified; and the term “including” means “including, without limitation.” References to any Requirements of Law shall be deemed to refer to such Requirements of Law as amended, modified or supplemented from time to time and to any rules or regulations promulgated thereunder and as applicable at the time referenced. References to “dollars” and “$” mean U.S. dollars. References herein to “Account” and “Receivable,” whether in the singular or plural, if not further defined as, or associated with, an Acquired Receivable, Eligible Receivable, or Excluded Receivable, should be construed as an Acquired Receivable unless the context reasonably could be interpreted otherwise. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken on the first succeeding Business Day. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or the fact that one party or its counsel initially prepared this Agreement or any portion thereof. References to a party’s “knowledge” or similar formulations shall mean the actual knowledge of the individuals listed on Schedule 2, in each case after reasonable inquiry of those employees who would reasonably be expected to have knowledge of the relevant matter. For the avoidance of doubt, gross negligence and willful misconduct do not include mere inadvertence, error of judgment, ordinary negligence, simple carelessness, mistake or misunderstanding.
Article 2

PURCHASE AND SALE OF RECEIVABLE-RELATED ASSETS
2.1Receivable-Related Assets.
(a)On the date hereof, Receivables Purchaser shall purchase and acquire from Seller, and Seller shall sell, convey, assign and transfer to Receivables Purchaser, all of Seller’s right, title and interest in, to and under those assets, rights, claims, properties and interests of (i) all of the Acquired Receivables; (ii) all rights and privileges accruing under the Cardholder Agreements for the Accounts corresponding to the Acquired Receivables on and after the Cut-Off Time, including the right to receive all payments with respect to the Acquired Receivables due from Cardholders on and after the Cut-Off Time; (iii) all rights and privileges of Seller to purchase from the Account Owner any and all amounts owing to the Account Owner by Cardholders that arise under or in connection with the Accounts on and after the Closing Date; (iv) the Books and Records relating to such Accounts; (v) the Cardholder List; (vi) the right to receive Interchange fees accrued after the Cut-Off Time on the Accounts from Visa and MasterCard; (vii) any and all servicing rights associated with the Acquired Receivables; (viii) all rights of Seller to collect, enforce, and receive all amounts due or to become due with respect to the Acquired Receivables; (ix) all claims, causes of action, defenses, and rights of offset relating to the Acquired Receivables that first accrue after Cut-Off Time; (x) all security interests, guarantees, indemnities, warranties, and similar rights supporting or securing payment of the Acquired Receivables; and (xi) all proceeds of the foregoing.
(b)The assets described in Section 2.1(a) are referred to collectively as the “Receivable-Related Assets.”
(c)On the Closing Date, Seller shall clearly and unambiguously mark its records to reflect that the Receivables Purchaser is the owner of the Receivables Related Assets as of the Closing Effective Time.
2.2Receivables Purchaser Obligations. On and after the Closing Date, Receivables Purchaser shall assume, perform, discharge and become liable for all liabilities and obligations relating to or arising from the Accounts corresponding to the Acquired Receivables, and the Acquired Receivables, first accruing after the Cut-Off Time (collectively, the “Receivables

Purchaser Obligations”), including: (i) all liabilities and obligations relating to the origination, marketing, servicing and collection of the Acquired Receivables arising after the Cut-Off Time; (ii) all liabilities and obligations relating to compliance with all Requirements of Law relating to such Accounts and Acquired Receivables arising after the Cut-Off Time; (iii) all such customer complaints, disputes, chargebacks and litigation relating to such Accounts and Acquired Receivables, arising after the Cut-Off Time; (iv) all such merchant disputes and obligations relating to such Accounts arising after the Cut-Off Time; and (v) all such Taxes applicable to the Receivable-Related Assets attributable to taxable years or periods, or portions thereof, beginning after the Closing Date. Notwithstanding any other provision of this Agreement or the Related Agreements to the contrary, only those liabilities specifically described in this Section 2.2 shall constitute Receivables Purchaser Obligations and Receivables Purchaser Obligations shall not include any Excluded Obligation.
2.3Purchase Price. The purchase price for the Receivable-Related Assets (the “Purchase Price”) shall be an amount equal to the sum of 90% multiplied by the total gross outstanding balance of all Eligible Receivables existing as of the Cut-Off Time. Any Post Cut-Off Settlement Date Adjustment Amount paid pursuant to Section 3.6 and Post Closing Payments made pursuant to Section 3.7 will be made in accordance with such Section and will be treated as adjustments to the Purchase Price.
Article 3

THE CLOSING
3.1The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic exchange of documents (by “portable document format”, email or other form of electronic communication) all of which will be deemed originals at 10:00 a.m. New York City time on the date of this Agreement (the “Closing Date”). The Closing shall be deemed effective as of the Closing Effective Time and upon the due execution of this Agreement by the parties. It is the express intent of the parties that the conveyance of the Receivable-Related Assets by Seller to Receivables Purchaser pursuant hereto be construed as a sale, free and clear of all security interests, Liens or other encumbrances.
3.2Documents and Certificates. Concurrently herewith, Seller has delivered to Receivables Purchaser, and Receivables Purchaser has delivered to Seller, an agreement substantially in the form of Exhibit C attached hereto (the “Assignment and Assumption Agreement”) which conveys to Receivables Purchaser all of Seller’s rights, title and interest in and to the Receivable-Related Assets and under which Receivables Purchaser shall assume the Receivables Purchaser Obligations.
3.3Valuation Date Statement. Seller shall have delivered to Receivables Purchaser the Valuation Date Statement, along with the appropriate reports and other supporting calculations to verify the numbers set forth in the Valuation Date Statement. Receivables Purchaser shall have reviewed the Valuation Date Statement, together with any supporting documents reasonably requested by Receivables Purchaser to verify the accuracy and completeness of the valuations set forth therein, and the Valuation Date Statement shall be revised by Seller to reflect any corrections agreed to by Receivables Purchaser and Seller.
3.4Payments on the Closing Date. On the Closing Date, Receivables Purchaser shall pay to Seller the estimated Purchase Price set forth on the Valuation Date Statement (which estimate, for the avoidance of doubt, shall only be based on the Account Schedule and related Account data as of September 30, 2025). Payment to Seller on the Closing Date shall be made by a Fedwire transfer no later than 4:00 p.m. Eastern Time on the Closing Date in immediately available U.S. dollars to an account designated in writing by Seller. For the avoidance of doubt, such payment of the estimated Purchase Price shall be subject to adjustment pursuant to the provisions of Section 3.5 and Section 3.6.
3.5Post Cut-Off Settlement Date Statement. Seller shall deliver to Receivables Purchaser the Post Cut-Off Settlement Date Statement at least two (2) Business Days prior to the Post Cut-Off Settlement Date. Receivables Purchaser shall have the right to review the Post Cut-Off Settlement Date Statement, together with any supporting documents reasonably requested by Receivables Purchaser to verify the accuracy and completeness of the valuations set forth therein and the Post Cut-Off Settlement Date Statement shall be revised by Seller to reflect any corrections agreed to by Receivables Purchaser and Seller.
3.6Payments on the Post Cut-Off Settlement Date. On the Post-Cut-Off Settlement Date, Receivables Purchaser shall pay to Seller, or Seller shall pay to Receivables Purchaser, as applicable, an amount equal to the Post Cut-Off Settlement Date Adjustment Amount. The calculation of the Post-Cut-Off Settlement Date Adjustment Amount is set forth in Exhibit B. Such payment shall be remitted no later than 4:00 p.m. Eastern Time on the Post Cut-Off Settlement Date by a Fedwire transfer in immediately available U.S. Dollars to an account designated by the party to which payment is due.
3.7Post Closing Payments.
(a)
(i)If there is a debit after the Cut-Off Time for a provisional chargeback in respect of which the Cardholder was provided a credit on such Account prior to the Cut-Off Time then Receivables Purchaser agrees to pay to Seller an amount equal to 90% multiplied by the amount of such debit;
(ii)if any payment via any method from a Cardholder in respect of payment of amounts owed on an Account, which was credited to such Account prior to the Cut-Off Time, is returned unpaid by the drawee after the Cut-Off Time then Receivables Purchaser agrees to pay to Seller an amount equal to 90% multiplied by the amount of such returned payment;
(iii)if a credit is provided on an Account pursuant to the Policies and Procedures or the policies and procedures of the Program Manager, as applicable, in compliance with all applicable Requirements of Law and Operating Regulations, with respect to Unauthorized Use of that Account prior to the Cut-Off Time then Seller agrees to pay to Receivables Purchaser an amount equal to 90% multiplied by the amount of such credit; provided, however, if such credit is reversed then Receivables Purchaser agrees to repay Seller the amount paid by Seller with respect to such credit; and
(iv)if a credit is provided on an Account in connection with a transaction posted before the Cut-Off Time as a result of rights asserted by the Cardholder under 12 CFR §226.12(c) or 12 CFR §226.13(d) or the Servicemembers Civil Relief Act of 2003 then Seller agrees to pay to Receivables Purchaser an amount equal to 90% multiplied by the amount of such credit; provided, however, if such credit is reversed then Receivables Purchaser agrees to repay Seller the amount paid by Seller with respect to such credit.

Each of the above events shall be a “Post Closing Payment Event” and the amounts determined above may be netted together to result in either a net amount due to Seller or a net amount due to Receivables Purchaser.
(b)Any party with knowledge of any facts relating to any Post Closing Payment Event shall provide, or cause to be provided, to the other party written notice and supporting documentation (to the extent available to such party) in a monthly request. Receivables Purchaser or Seller, as the case may be, shall, within five (5) Business Days after receipt of such monthly request, reimburse the other party, in immediately available funds, for the amount of said adjustment, together with an additional amount equal to the product of (i) such reimbursed amount, multiplied by (ii) the Federal Funds Rate, divided by (iii) 360, multiplied by the number of days during the period from and including the date on which such event occurs through and excluding the date of reimbursement. Notwithstanding the foregoing, the parties agree that this Section 3.7 shall be implemented fairly and equitably so as to avoid the double payment or failure to pay any amount which would result in the unjust enrichment of any party pursuant to the terms hereof. The payments to be made by Seller or Receivables Purchaser under this Section 3.7 shall be referred to as the “Post Closing Payments.”
3.8(c)    The obligations of the parties with respect to Post Closing Payment Events and Post Closing Payments shall expire sixty (60) days following the Closing Date; provided, however, that Seller shall continue to maintain the Books and Records for the Post Closing Payment Events until the earlier of (i) February 15, 2026, and (ii) the date the Accounts and Receivables are fully converted to the system of record used by Receivables Purchaser.
3.9Power of Attorney. Effective upon the Closing Effective Time and for a period of twelve (12) months following the Closing Effective Time, Seller hereby, solely for the purposes set forth below, names, constitutes and appoints Receivables Purchaser and Program Manager and Receivables Purchaser’s and Program Manager’s officers, agents, employees and representatives its duly authorized attorney and agent as its attorney-in-fact with the limited power and authority to:
(a)endorse in any manner, including in Seller’s name, any check, draft, or other instrument of payment directed to Seller or any address or recipient designated by Seller relating to the Receivable-Related Assets,
(b)receive and collect any and all monies due under the Receivable-Related Assets that are directed to or otherwise comes into the possession of Seller, and
(c)execute any documents reasonably necessary to direct any other payments relating to the Receivable-Related Assets from Seller to the appropriate recipient, payee, or account in a manner consistent with how payments are directed for other receivables that Receivables Purchaser purchases.
3.10The power of attorney granted by this provision is coupled with an interest and is irrevocable.

3.11Dispute Resolution. Seller and Receivables Purchaser agree to attempt in good faith to resolve any disputes arising in connection with the payments made or demanded by the parties under this Article 3. In the event Receivables Purchaser and Seller are unable to resolve any such dispute, either party may request a mutually agreed upon nationally recognized firm of independent accountants (the “Accountants”) to reconcile any financial items in dispute. If the parties cannot agree on the selection of Accountants within ten (10) Business Days, each party shall select one accounting firm and those two firms shall jointly select the Accountants. Any such request shall be in writing, shall specify with particularity the disputed amounts being submitted for determination and shall include directions to the Accountants to proceed with such review as soon as practicable. The requesting party shall furnish the other party with a copy of such request at the same time it is submitted to the Accountants. Receivables Purchaser and Seller shall cooperate reasonably in assisting the Accountants in their review, including by providing the Accountants full access to all files, books and records relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review. The determination of the Accountants shall be binding upon Seller and Receivables Purchaser and their respective Affiliates. The fees and disbursements of such Accountants arising out of such review shall be borne by the party against whom such determination is made. In the event of a compromise between the parties to the dispute or if the resolution by the Accountants does not adopt either person’s position substantially in its entirety, one-half (½) of the fees and disbursements of such Accountants shall be borne by each of Seller and Receivables Purchaser. In the event the determination made by the Accountants requires any of Receivables Purchaser or Seller to make payment to the other of any additional amount, such payment shall be made no later than five (5) Business Days following receipt from the Accountants of written notice to both parties of such determination plus interest on any amount due at a rate equal to the Federal Funds Rate divided by 360 for each day during the period from the date on which a payment was required pursuant to the terms of this Agreement through the date of payment.
3.12Collections on the Accounts. On and after the Closing Date, Receivables Purchaser shall have the sole right to receive all collections with respect to the Receivables-Related Assets. If Seller directly or indirectly receives or collects any payments relating to the Receivable-Related Assets (including in its capacity as servicer) following the Closing Effective Time until February 15, 2026, Seller shall send on a weekly basis any such collections to the bank account or location as may be designated for this purpose by the Program Manager (endorsed or assigned as instructed by the Program Manager, where applicable). From the Closing Date until February 15, 2026, Seller will provide to Receivables Purchaser daily visibility into customer payment lockbox activity.
Article 4

REPRESENTATIONS AND WARRANTIES
4.1Representations and Warranties of Seller. Seller hereby represents and warrants to Receivables Purchaser, as of the Closing Date (or as of such other date as may be expressly provided in any representation or warranty), as follows:
(a)Organization; Location. Seller is duly organized, validly existing and in good standing and has the corporate power and authority to own the Receivable-Related Assets and to carry on the business relating to such Receivable-Related Assets as currently conducted, and, except as would not reasonably be expected to materially impair Seller’s ability to perform its obligations under this Agreement and not in violation of any provision of this Agreement, is duly qualified to do business in each jurisdiction where Requirements of Law applicable to Seller and the ownership or operation of the Accounts or the Receivable-Related Assets or the conduct of the business relating to the Accounts or the Receivable-Related Assets requires such qualification.
(b)Capacity; Authority; Validity. Seller has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it under this Agreement and the Related Agreements. The making, execution, delivery and performance of this Agreement and the Related Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Seller. This Agreement and the Related Agreements have been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof and thereof by Receivables Purchaser, this Agreement and the Related Agreements will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Requirements of Law relating to or affecting creditors’ rights generally and by general equity principles (collectively, the “Enforceability Exceptions”)). Seller did not execute any document relating to the transactions contemplated by this Agreement or otherwise effectuate or consummate any sale or transfer to Receivables Purchaser pursuant to this Agreement, in each case (i) in contemplation of insolvency, (ii) with a view to preferring one creditor over another or to preventing the application of its assets in the manner required by applicable law or regulations, (iii) after committing an act of insolvency, or (iv) with an intent to hinder, delay, or defraud itself or its creditors.
(c)Conflict; Defaults. Assuming that the consents and approvals referred to in Section 4.1(d) are obtained, neither the execution and delivery of this Agreement and the Related Agreements by Seller, nor the consummation of the transactions contemplated hereby and thereby by Seller will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, the terms of any order, law, regulation, or material contract, indenture, mortgage, instrument, commitment, judgment, or decree to which Seller is a party or by which it is bound, or (ii) violate the articles of incorporation or bylaws, or any other equivalent organizational document, of Seller.
(d)Consents. Except for consents of, notices to, or filings with, the Federal Trade Commission and the Department of Justice pursuant to the HSR Act, the obtaining or making of each of which, if required, has been received prior to Closing, neither the execution and delivery of this Agreement and the Related Agreements by Seller, nor the consummation of the transactions contemplated hereby or thereby (i) requires any consent, approval, authorization, order, registration or filing under any law, regulation, judgment, order, writ, decree, permit, license or material agreement to which Seller is a party, or (ii) requires the consent or approval of any other party to any material contract, instrument or commitment to which Seller is a party, other than consents, approvals, authorizations or orders or registrations or filings with any Governmental Authority, which have been obtained or made. Any such consent, approval, authorization, order, registration or filing that has been obtained, effected or given is in full force and effect. Seller is not subject to any agreement with any Governmental Authority which would prevent the consummation by Seller of the transactions contemplated by this Agreement and the Related Agreements. Seller is not in default under, and no event has occurred which with the lapse of time or action by a third party could result in a default under, the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity.
(e)Litigation. There is no action, suit, proceeding, claim, or other litigation, or any investigation by any private party or any Governmental Authority, pending, or, to Seller’s knowledge, any action, suit, proceeding, claim, or other litigation or any investigation by any Governmental Authority threatened, against Account Owner, Seller or any of its Affiliates that if adversely decided would reasonably be expected to impair Seller’s ability to perform its obligations under this Agreement or any Related Agreement or to materially and adversely affect the value of the Receivable-Related Assets.
(f)Finders or Brokers. Seller acknowledges that it has not agreed to pay a fee or commission to any agent, broker, finder, or other person retained by it, for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby which would give rise to any valid claim for the payment of any such fee or commission.
(g)Effect of Law on Closing. Except for consents of, notices to, or filings with, the Federal Trade Commission and the Department of Justice pursuant to the HSR Act, there is no federal or state statute, rule or regulation, or order or rule of any federal or state regulatory agency that would prevent Seller from selling the Receivable-Related Assets to Receivables Purchaser as contemplated by this Agreement or would prevent Seller from performing its obligations under this Agreement or the Related Agreements.
(h)Accuracy of Information. The Account Schedule delivered to Receivables Purchaser is a true, accurate and complete listing in all material respects, as of the date delivered, of all the Accounts and Receivables. The information contained in the Account Schedule and updates thereto with respect to the identity of such Accounts and the Receivables existing thereunder is true, accurate and complete in all material respects as of the date the Account Schedule and each such update is delivered, respectively. The Books and Records accurately reflect in all material respects the terms and conditions of the Accounts, Cardholder Agreements, all transactions, payment history, fees, charges, credits, and outstanding balance. All information listed on Schedule 4.1(h)(1) provided by Seller to Receivables Purchaser is complete and accurate in all material respects as of the date provided. The cardholder terms and conditions (e.g. Cardholder Agreements), representative forms of periodic cardholder statements, representative customer and merchant applications or application flows, form of promotional charge slip and form of consent to receive information electronically, which are referenced in or attached hereto as Schedule 4.1(h)(2), are the true and complete copies of those documents or flows and such documents or flows are or have been in effect during any dates or date ranges indicated therein. Further, any codes or unique identifiers (e.g. terms code) that link a Cardholder or an Account in the Seller’s Processing System to the applicable consumer facing materials (e.g. Cardholder Agreement(s)) are true, accurate and complete in all material respects.
(i)Title to Receivable-Related Assets. Pursuant to the Vive Receivable Sales Agreement, Account Owner has represented to Seller that Account Owner has good and marketable title to the Accounts, free and clear of any Lien. Seller has good and marketable title to the Receivable-Related Assets free and clear of any Lien. Other than the sale of the Receivable-Related Assets to Receivables Purchaser as provided in this Agreement, Seller has not, and has not purported to have, assigned, sold, conveyed, transferred, granted, created, otherwise disposed of, or suffered to exist, any Lien, claim, or interest, of any type, in or to any Receivable-Related Asset other than Liens that will be released at the Closing. On the date hereof, Seller has clearly and unambiguously marked its records to reflect that the Receivables Purchaser is the owner of the Receivable-Related Assets as of the Closing Effective Time.
(j)Compliance with Laws. (i) The Accounts, Cardholder Agreements and all related documents comply in all material respects with all settlements relating to litigation and with all Requirements of Law applicable to Account Owner or Seller and, since the Lookback Date, Seller and Account Owner have complied in all material respects with all Requirements of Law applicable to Account Owner and Seller and the Operating Regulations, if applicable, with respect to the origination, marketing, maintenance and servicing of the Accounts, and the disclosures in respect thereof including any change in the terms of any Account; (ii) the interest rates, fees and charges in connection with the Accounts comply with all Requirements of Law applicable to Account Owner and Seller and, if applicable, with the Operating Regulations; (iii) other than in the Cardholder Agreements, neither Seller nor Account Owner has made any promise, agreement or commitment to any Cardholder in connection with an Account, except in the ordinary course of business and in compliance in all material respects with the Policies and Procedures in connection with collection and customer service activities; (iv) each Cardholder Agreement is the legal, valid and binding obligation of the Cardholder and any guarantor or co-signer named therein and is enforceable in accordance with its terms in all material respects except as such enforceability may be limited by the Enforceability Exceptions; (v) each of the Receivables arises from or in connection with a bona fide sale or loan transaction (including any amounts in respect of finance charges, annual fees and other charges and fees assessed on Accounts); (vi) a Credit Card has been issued in connection with each Account; and (vii) each Account is with an individual, and no Account has been entered into with any corporation, partnership, association or other similar entity. All credit extended under the Accounts is “consumer credit” primarily for personal, family or household purposes, as that term is defined in 12 C.F.R. § 1026.2(a)(12).
(k)Cardholder Agreements: Periodic Statements. Attached as Schedule 4.1(k)(1) are true, accurate and complete copies of representative forms of Cardholder Agreements governing each Account, as the case may be, and no Cardholder Agreement governing any Account varies in any material respect from such representative forms. Attached as Schedule 4.1(k)(2) are true, accurate and complete copies of the form of periodic statement that are being used to service the Accounts as of the Closing Date.
(l)Performance of Obligations. (i) Account Owner has performed all obligations required to be performed by it to date under the Cardholder Agreements, (ii) Account Owner is not in default under the Cardholder Agreements, and (iii) no event has occurred with respect to Account Owner’s performance under the Cardholder Agreements which, with the lapse of time or action by a third party, is reasonably likely to result in a material default by Account Owner under any such agreements. All Cardholder Agreements are legal, valid and binding obligations of Account Owner, fully enforceable by the respective parties thereto in accordance with their respective terms.
(m)Operation of Business. Except as set forth on Schedule 4.1(m), as of the Cut-Off Time, neither Seller nor Account Owner has (i) effected any material change to the Policies and Procedures as then in effect relating to the Accounts since the Lookback Date, except as disclosed to Receivables Purchaser; (ii) entered into any transaction or made any commitment or agreement with Cardholders in connection with the Accounts, other than in the ordinary course of Seller’s or Account Owner’s business consistent with the Policies and Procedures in all material respects; or (iii) amended the terms of any Cardholder Agreement, except on an individual basis in accordance in all material respects with the Policies and Procedures. Neither Seller nor Account Owner has offered any settlement options to the Cardholders of any Accounts that were (i) contained on the Account Schedule and (ii) less than 90 days delinquent, other than in accordance with the Policies and Procedures. The Policies and Procedures attached and referenced in Schedule 4.1(m)(2) are the true and complete copies of those Policies and Procedures, and such Policies and Procedures are and have been in effect during the dates indicated therein, respectively. The Processing System processes Accounts in all material respects in accordance with, and reflects in all material respects the terms and provisions of, the applicable Cardholder Agreement with respect to each Account.
(n)Billing Error Claims. As of the date hereof, Seller has no knowledge of any material billing error claims involving the Accounts or the Receivables. For purposes of this Section 4.1(n), “material billing error claims” are billing error claims related to the Accounts or the Receivables resulting from systemic errors in the Processing System, if such claims are, in the aggregate, greater than $500,000.
(o)No “Pay Ahead” Program Offered. Since the Lookback Date, neither Seller, nor Account Owner, has offered to any Cardholder or group of Cardholders the ability or right to make a payment greater than the minimum payment then due that satisfies the obligation to make a minimum payment in any subsequent billing cycle.

(p)Eligible Receivables. As of the Cut-Off Time, each Receivable identified on the Account Schedule is an Eligible Receivable.
(q)Policies and Procedures. Since the Lookback Date, Seller and Account Owner have complied in all material respects with all Policies and Procedures applicable to it.
(r)Intellectual Property Rights. Neither the conduct of the business of Seller relating to the Accounts and Receivables as conducted through the Cut-Off Time, nor Seller’s use of any trade names, trademarks, service marks, or logos in connection with the Accounts violates, misappropriates, dilutes or infringes the Intellectual Property of any Person in any material respect. No claims are pending or, to Seller’s knowledge, threatened against Seller alleging that Seller is infringing, misappropriating, diluting or otherwise violating, or has infringed, misappropriated, diluted or otherwise violated, the rights of any Person with regard to any Intellectual Property used in connection with the Accounts in any material respect.
(s)Data Protection. Seller complies with, and, since the Lookback Date, has complied in all material respects with all Data Protection Requirements applicable to the Accounts and the Acquired Receivables. Seller established and maintains, and has since the Lookback Date maintained, commercially reasonable security measures, including physical and technical measures, compliant in all material respects with applicable Data Protection Requirements, that are designed to (i) protect the confidentiality, integrity, security, and availability of the Seller’s software, systems, and websites that are involved in the collection and/or processing of Personal Data applicable to the Accounts and the Acquired Receivables, and (ii) protect Personal Data in the Seller’s possession and/or control applicable to the Accounts and the Acquired Receivables from unauthorized use, access, disclosure, modification, and destruction. As of the Closing Effective Time and since the Lookback Date, Seller has not to its knowledge experienced any material failures, crashes, security breaches or incidents, unauthorized access, unauthorized use, unauthorized modification, or unauthorized disclosure, or other adverse events or incidents related to Personal Data applicable to the Accounts and the Receivables that would require notification to individuals, law enforcement, or any Governmental Authority. As of the Closing Effective Time, Seller has not received any written subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law applicable to the Accounts and the Receivables and, to the Sellers’s knowledge, Seller is not under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law.
(t)Undisclosed Liabilities. Except for liabilities and obligations identified in the Account Schedule, and liabilities and obligations under contracts or agreements relating to the Receivables that have been disclosed or made available to Receivables Purchaser, there are no material liabilities or obligations of any nature relating to the Receivables or the Accounts, whether accrued, contingent, absolute, determined, determinable or otherwise.

(u)Books and Records; Third Party Providers; Outsourced Accounts.
(i)Books and Records. Seller has delivered or made available to Receivables Purchaser true and complete copies in all material respects of the Books and Records relating to the Accounts. Those Books and Records that cannot be segregated from Seller’s other records without undue burden or expense are identified or described on Schedule 4.1(u)(i) (“Seller Retained Records”). Seller maintains the Books and Records, including the Seller Retained Records, in accordance with its standard document retention policies, which comply in all material respects with all applicable Requirements of Law.
(ii)Outsourced Collection Accounts. Schedule 4.1(u)(ii) sets forth a complete list of all Accounts as of the Cut-Off Time for which collection activities have been outsourced to third party collection agencies or attorneys for collection, including the name of each agency or attorney and the approximate number and dollar amount of Accounts placed with each. All such collection agencies and attorneys perform all such services in compliance with Requirements of Law, and are properly licensed in all material respects in the jurisdictions where they are collecting.
(v)No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Section 4.1 (as qualified by the Schedules), Seller makes no and has made no representation or warranty to Receivables Purchaser or any other Person, and Seller disclaims any other representation or warranty, including any representation or warranty as to the accuracy or completeness of any information regarding either Seller, the Accounts or the Receivables furnished or made available to Receivables Purchaser or any of its representatives (including any information, documents or material made available to Receivables Purchaser in any virtual data room, management presentations or in any other form in expectation of the transactions contemplated by this Agreement) or any representation or warranty arising from statute or otherwise in law.
4.2Representations and Warranties of Receivables Purchaser. Receivables Purchaser hereby represents and warrants to Seller as follows:
(a)Organization. Receivables Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Georgia.
(b)Capacity; Authority; Validity. Receivables Purchaser has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it under this Agreement and the Related Agreements. The making, execution, delivery and performance of this Agreement and the consummation by Receivables Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of Receivables Purchaser. This Agreement and the Related Agreements have been duly and validly executed and delivered by Receivables Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by Seller, this

Agreement and the Related Agreements will constitute the valid, legal and binding obligations of Receivables Purchaser, enforceable against Receivables Purchaser in accordance with their respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to or affecting creditors’ rights generally and by general equity principles).
(c)Conflicts; Defaults. Assuming the consents and approvals referred to in Section 4.2(d) are obtained, neither the execution and delivery of this Agreement and the Related Agreements by Receivables Purchaser, nor the consummation of the transactions contemplated hereby and thereby by Receivables Purchaser will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, the terms of any order, law, regulation, or material contract, indenture, mortgage, instrument, commitment, judgment or decree to which Receivables Purchaser is a party or by which Receivables Purchaser is bound, or (ii) violate the articles of incorporation or bylaws, or any other equivalent organizational document of Receivables Purchaser.
(d)Consents. Except for consents of, notices to, or filings with, the Federal Trade Commission and the Department of Justice pursuant to the HSR Act, the obtaining or making of each of which, if required, is a condition precedent to Closing, neither the execution and delivery of this Agreement and the Related Agreements by Receivables Purchaser, nor the consummation of the transactions contemplated hereby and thereby by Receivables Purchaser will (i) require any consent, approval, authorization, order, registration or filing under any law, regulation, judgment, order, writ, decree, permit, license or material agreement to which Receivables Purchaser is a party, or (ii) require the consent or approval of any other party to any material contract, instrument or commitment to which Receivables Purchaser is a party, other than consents, approvals, authorizations or orders of or registrations or filings with any Governmental Authority, which have been obtained or made prior to or on the Closing Date. Receivables Purchaser is not subject to any agreement with any Governmental Authority which would prevent the consummation by it of the transactions contemplated by this Agreement and the Related Agreements. Receivables Purchaser is not in default under, and no event has occurred which with the lapse of time or action by a third party could result in a default under, the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity.
(e)Litigation. There is no action, suit, proceeding, claim, or other litigation, or any investigation by any Governmental Authority, pending, or, to Receivables Purchaser’s knowledge, any action, suit, proceeding, claim, or other litigation or any investigation by any Governmental Authority threatened, against Receivables Purchaser or any of its Affiliates that if adversely decided would reasonably be expected to impair Receivables Purchaser’s ability to perform its obligations under this Agreement or any Related Agreement.

(f)Finders or Brokers. Receivables Purchaser has not agreed to pay any fee or commission to any agent, broker, finder, or other person retained by it, for or on account of services rendered as a broker or finder in connection with the purchase of the Receivable-Related Assets which would give rise to any valid claim for the payment of any such fee or commission.
(g)Effect of Law on Closing. Except for consents of, notices to, or filings with, the Federal Trade Commission and the Department of Justice pursuant to the HSR Act, there is no federal or state statute, rule or regulation, or order or rule of any federal or state regulatory agency that would prevent Receivables Purchaser from performing its obligations under this Agreement or the Related Agreements.
(h)Independent Investigation. Receivables Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 4.1 (as qualified by the Schedules), (i) it has conducted its own independent investigation of Seller, the Accounts, and the Receivables, and has relied solely on such investigation and the results thereof, (ii) neither Seller nor any of its representatives has made any other representation or warranty, express or implied, regarding Seller, the Accounts, or the Receivables, and (iii) any information, documents, or materials provided or made available to Receivables Purchaser or its representatives, whether in a data room, management presentation, e-mail exchanges between officers or employees of Seller and Receivables Purchaser, verbal conversations between officers or employees of Seller and Receivables Purchaser, or otherwise, shall not be deemed to constitute a representation or warranty, and Seller shall have no liability with respect thereto.
(i)No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Section 4.2 (as qualified by the Schedules), Receivables Purchaser makes no and has made no representation or warranty to Seller or any other Person, and Receivables Purchaser disclaims any other representation or warranty, including any representation or warranty as to the accuracy or completeness of any information regarding Receivables Purchaser furnished or made available to Seller or any of its representatives (including any information, documents or material made available to Seller in any virtual data room, management presentations or in any other form in expectation of the transactions contemplated by this Agreement) or any representation or warranty arising from statute or otherwise in law.
Article 5

CERTAIN COVENANTS
5.1Mutual Covenants and Agreements. Each party hereto covenants and agrees as follows:
(a)Cooperation. Between the date hereof and the date which is ninety (90) days after the Closing Date, each party shall cooperate with the other party hereto in furnishing any information or performing any action reasonably requested by the other party hereto, which information or action is necessary for the purpose of the transactions contemplated by this

Agreement; provided that the foregoing (1) shall not require Seller or Receivables Purchaser to permit any inspection, or to disclose any information, that would result in the disclosure of any trade secrets of third parties, or trade secrets of Seller or any Affiliate of Seller or Receivables Purchaser or any Affiliate of Receivables Purchaser unrelated to the transactions contemplated by this Agreement, or violate any obligations of Seller to any third party with respect to confidentiality if Seller shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (2) shall not require any disclosure by Seller that shall, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege, (3) absent gross negligence or willful misconduct by such party, shall not result in the assumption (by contract, by law or otherwise) of any liability by Receivables Purchaser or Seller or any of its Affiliates or representatives with respect to such information or such documents, and (4) shall not require Seller or Receivables Purchaser to provide or disclose information previously disclosed to the other party.
(b)Confidentiality. All information furnished by a party (the “Protected Party”) to any other party in connection with this Agreement and the transactions contemplated hereby (including any Books and Records delivered by Seller pursuant to Section 5.2(g) solely to the extent such Books and Records relate to assets not being sold under this Agreement), shall be received in confidence and kept confidential by such other party, and shall be used by it only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information: (i) is already lawfully known to such other party on a non-confidential basis when received; (ii) thereafter becomes obtainable from other sources on a non-confidential basis; provided that such source was not known by the other party to be bound by any agreement with the Protected Party to keep such information confidential, or otherwise prohibited from transmitting the information to such party by a contractual, legal or fiduciary obligation; (iii) is required to be disclosed to Visa or MasterCard; provided that the party required to so disclose such information shall give prior notice of such disclosure to the Protected Party and shall take reasonable efforts to obtain reliable assurances that confidential treatment will be afforded the information so disclosed if such treatment is available; (iv) is disclosed by such other party solely to its Affiliates, subservicers investors, prospective investors (including investors in a securitization) or financial advisors, to the extent required for the purpose of consummating the transactions contemplated hereby (including any securitization); provided that such Affiliates, subservicers investors, prospective investors (including investors in a securitization) or financial advisors agree to be bound by the provisions of this Section 5.1(b) and agree that the Protected Party is a third party beneficiary of such Affiliates’, subservicers’ or financial advisors’ obligations pursuant to this Section 5.1(b) (and in any event, such other party shall be responsible for any breach of this Agreement by any of its Affiliates, subservicers investors, prospective investors (including investors in a securitization) or financial advisors); (v) is disclosed by such other party to its auditors or counsel; provided that such party shall be responsible for any breach of this Agreement by any of its auditors, lenders or counsel; provided further that with respect to any disclosure to its lenders, the party required to so disclose such information shall give prior notice of such disclosure to the Protected Party and shall take reasonable efforts to obtain reliable assurances that confidential treatment will be afforded the information so disclosed if such treatment is available; (vi) is disclosed by such party to its regulators; or (vii) is otherwise required by law, regulation or court order to be disclosed by such other party; provided that prior notice of any disclosure pursuant to this Section 5.1(b) (other than to its Affiliates, auditors, counsel or lenders) has been given to the Protected Party, when legally permissible, and that such party which is required to make the disclosure (i) uses its commercially reasonable efforts to provide sufficient notice to permit the Protected Party to take legal action to prevent the disclosure or seek an appropriate protective order and (ii) exercises commercially reasonable efforts, at the Protected Party’s expense, to obtain reliable assurances that confidential treatment will be accorded the information so disclosed. Receivables Purchaser shall be deemed to be the Protected Party with respect to all information furnished by Seller to Receivables Purchaser relating to Accounts that were sold under this Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that, on and after the Closing Effective Time, all information and data owned by the Seller with respect to the Receivables Related Assets shall be the sole property of Receivables Purchaser and Receivables Purchaser shall owe no duty to Seller with respect to such data. This Section 5.1(b) shall survive any termination of this Agreement.
Notwithstanding anything to the contrary in this Agreement or the Related Agreements, any party hereto (and any employee, representative, or other agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, the Related Agreements and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such tax treatment and tax structure.
(c)Press Releases. Except as may be required by law or regulation or a court or regulatory authority or the rules of a stock exchange, neither Seller nor Receivables Purchaser, or any of their respective Affiliates, shall issue a press release or make any public announcement related to the transactions contemplated hereby without the prior written consent of the other parties hereto. Any party required to make disclosure shall provide the other party with advance notice and opportunity to review the proposed disclosure to the extent legally permitted. The parties to this Agreement agree that any disclosure permitted by the first sentence of this Section 5.1(c) shall not be deemed to violate the restrictions contained in Section 5.1(b).
(d)Further Assurances. For a period of ninety (90) days, each party shall, to the extent of its obligations hereunder use commercially reasonable efforts to (i) give such further assurances to the other party, execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be reasonably necessary to carry out the closing of the transactions contemplated hereby; and (ii) assist the other party in, and take such action as may reasonably be necessary to effect, the orderly transition of the operations and servicing relating to the Receivable-Related Assets.

(e)Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration or similar Tax attributable to the sale or transfer of the Receivable-Related Assets to Receivables Purchaser (any such Taxes, “Transfer Taxes”) shall be borne by 50% by Receivables Purchaser and 50% by Seller. Any Tax Returns or other filings with respect to Transfer Taxes shall be filed by the party required to do so under applicable Requirements of Law, and the non-filing party shall join in the filing or execution of any such documents if required by applicable Requirements of Law. The parties hereto shall cooperate in good faith to minimize the amount of any Transfer Taxes, including by obtaining any certificate or form which may establish an exemption from Transfer Taxes.
(f)Seller Retained Records. For ninety (90) days following the Closing, at the request of Receivables Purchaser, Seller shall use commercially reasonable efforts to deliver, provide, or make available any Seller Retained Records to Receivables Purchaser or its designee, within ten (10) Business Days of Receivables Purchaser’s request; provided, however, that in the event that Receivables Purchaser or its designee identifies any request as an “expedited request,” Seller shall use its commercially reasonable efforts to satisfy the time frame requested by Receivables Purchaser. Without limiting any of its obligations under this Agreement, Seller agrees to maintain the Seller Retained Records for its standard document retention period following the Closing Date; provided, such retention period complies with all Requirements of Law. Receivables Purchaser shall reimburse Seller for the out-of-pocket costs reasonably incurred by Seller and documented to Receivables Purchaser’s reasonable satisfaction in connection with the performance by Seller of its obligations under this Section 5.1(f).
(g)Nonpetition Covenant. Seller shall not petition, join in the institution against Receivables Purchaser or otherwise invoke or cause Receivables Purchaser to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against Receivables Purchaser under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, conservator, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Receivables Purchaser or any substantial part of its property or ordering the winding-up or liquidation or the affairs of Receivables Purchaser.
5.2Noncompetition. For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly, through any one or more Affiliates, originate, market, or service open-end credit card products that are substantially similar to the Credit Card Accounts or Retail Loan Accounts corresponding to the Acquired Receivables, nor shall Seller through any business combination with any third party engage in the foregoing activities, except (and only to the extent) for Seller to provide the services to Atlanticus Services Corporation in accordance with the Transition Services Agreement. The parties acknowledge and agree that (a) all businesses and products of Seller and its Affiliates existing as of the Closing Date (other than the Vive Loan Program being sold hereunder) shall not be deemed competitive or subject to this restriction, (b) this restriction shall not apply to any business acquired by Seller after the Closing Date if such business’s open-end credit card products constitute less than 20% of such business’s revenues, (c) nothing in this provision shall restrict Seller from (i) originating or servicing closed-end credit products or other consumer finance products that are not open-end general purpose or private label credit cards or (ii) offering prepaid card products, debit cards or stored value cards that do not involve the extension of credit, and (d) Seller and its Affiliates may continue to market, offer, and provide any and all products and services (other than open-end credit card products substantially similar to the Credit Card Accounts or the Retail Loan Accounts) to any customers, including customers who may also be Cardholders of the Accounts being sold hereunder and may continue to use customer information obtained from the Accounts for any purpose related to Seller’s other businesses.
5.3Trailing Activities. For a period of ninety (90) days after the earlier of the date on which the Accounts and Receivables are fully converted to the system of record used by Receivables Purchaser and February 15, 2026, Seller shall use commercially reasonable efforts to cooperate with Receivables Purchaser, with regard to payments and transactions on the Accounts, charge-backs, re-presentments and incorrectly posted transactions that involve the Accounts, including forwarding to Receivables Purchaser or its designee inquiries from Cardholders and payments on Accounts, and assisting with draft retrievals, charge-backs, re-presentments and incorrectly posted transactions with respect to Accounts and other matters related to Accounts that are received by Seller. For the avoidance of doubt, the Parties acknowledge and agree that any cooperation provided by Seller under this Section 5.3 is intended to be, and shall be provided only on, an occasional and ad hoc basis in response to discrete issues that arise, and shall not be routinely recurring, continuous, or indicative of an ongoing services arrangement or service-level commitment. Further, such cooperation shall not require Seller to retain any specific employees or dedicated staffing. Receivables Purchaser shall reimburse Seller for the out-of-pocket costs reasonably incurred by Seller and documented to Receivables Purchaser’s reasonable satisfaction in connection with the performance by Seller of its obligations under this Section 5.3.
5.4Treatment as a Sale; UCC Matters.
(a)The parties hereto intend for the sale of the Receivable-Related Assets to Receivables Purchaser pursuant to the terms of this Agreement to be an absolute, irrevocable and unconditional true sale of such Receivable-Related Assets for accounting, tax, bankruptcy and any other purpose, providing Receivables Purchaser with the full benefits and risks of ownership of the Receivable-Related Assets (subject to the terms of this Agreement) as of the Closing Date, and neither Receivables Purchaser nor Seller intends such sale transaction to be, or for any purposes to be characterized or construed as, a financing or loan from Receivables Purchaser to Seller. Seller authorizes Receivables Purchaser to file any financing or continuation statements under the UCC or other applicable state law in effect in any jurisdiction with respect to the transfer of ownership of the Receivable-Related Assets. However, notwithstanding the intent of Seller and Receivables Purchaser, if a court of competent jurisdiction holds that the conveyance of the Receivable-Related Assets does not constitute a true sale of such Receivable-Related Assets from Seller to Receivables Purchaser, then (i) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and (ii) the conveyance by Seller provided for in this Agreement shall be deemed to be, and Seller hereby grants to Receivables Purchaser, a first priority security interest in and to all of Seller’s right, title and interest in the Receivable-Related Assets to secure all obligations now or hereafter arising from Seller to Receivables Purchaser.
(b)Seller hereby makes the additional representations that, (i) the complete legal name of Seller is Vive Financial LLC; (ii) Seller’s main office and chief executive office is located in Draper, Utah; (iii) Seller is a limited liability company; (iv) the Delaware file number of Seller is 7760465; and

(v) clauses (i) through (iv) have been true at all times during the five (5) years immediately preceding the execution and delivery of this Agreement.
(c)For a period of one (1) year from the Closing Date, if Seller changes its name, its type or jurisdiction of organization, or the location of its main office, it shall, thirty (30) days prior to such change, provide Receivables Purchaser notice of any such change.
5.5Follow-On Sale of Post-Cut-Off Account Receivables. From and after the Closing Date, the Receivables Purchaser and the Seller shall work together in good faith to negotiate the terms and conditions of a potential subsequent sale by Seller to Receivables Purchaser (or its designee) of the Post-Cut-Off Account Receivables (such potential subsequent transaction, the “Follow-On Sale”). For the avoidance of doubt, Post-Cut-Off Account Receivables are not Acquired Receivables and are excluded from the sale contemplated by this Agreement. The parties acknowledge that the Follow-On Sale need not be on the same terms as, and may differ in all respects from, the terms of this Agreement. Nothing in this Section 5.5 shall be deemed to obligate either party to agree to any specific terms, execute any definitive documentation, or consummate the Follow-On Sale. This Section 5.5 creates no exclusivity, right of first offer, or right of first refusal in favor of either party, and, except for the good faith and cooperation obligations expressly set forth herein, does not limit either party’s rights or remedies under this Agreement. All confidentiality obligations in Section 5.1(b) shall apply to any information exchanged in connection with a potential Follow-On Sale.
5.6    Audit and Inspection. Until April 1, 2026, no more than once per month, and upon prior written notice, during normal business hours and in a manner designed to minimize disruption, Receivables Purchaser, its agents, and/or its internal or external auditors may audit, inspect, review, and test the system of record used by Seller to maintain, service, and record transactions for the Accounts corresponding to the Acquired Receivables. Seller shall provide reasonable support for such testing, which may include backup and support related to inputs and outputs associated with the Accounts. All information obtained will be treated as confidential, and Seller may condition the audit, inspection, review, and testing on the execution of a reasonable confidentiality agreement by the individuals participating in the audit. Until the earlier of Receivables Purchaser’s filling of its 2026 Form 10-K and April 1, 2026, Seller agrees to provide to Receivables Purchaser all results of Seller’s testing of internal controls associated with the Processing System (e.g. the V4 system of record) that occur prior to Receivables Purchaser filing of its 2026 Form 10-K, or April 1, 2026, whichever is earlier. Further Seller agrees to timely notify Receivables Purchaser of any exceptions in controls noted by Seller or Seller’s third party auditors related to the same. All of the foregoing audits, inspections, reviews, testing, and related activities shall be at the sole cost and expense of Receivables Purchaser, and Receivables Purchaser shall promptly reimburse Seller for any reasonable, documented out-of-pocket costs incurred by Seller in providing such support.

Article 6

INDEMNIFICATION
6.1Seller’s Indemnification Obligations.
(a)Seller shall indemnify, defend and hold Receivables Purchaser and its Affiliates and their respective officers, directors, employees and permitted assigns (each, a “Purchaser Indemnified Party”) harmless from and against any and all Losses actually incurred by such Purchaser Indemnified Party to the extent arising from or relating to: (i) any breach by Seller of any representation or warranty expressly made by Seller in subsections 4.1(e), (h), (i), (j), (l), (m), and (p); (ii) any breach by Seller of any other representation or warranty not listed in clause (i) of this subsection 6.1(a) expressly made by Seller in Section 4.1, (iii) any breach by Seller of any covenant, agreement or undertaking expressly made by Seller in Article 5; (iv) any Fraud, gross negligence or willful misconduct of Seller, its Affiliates, and its and their respective representatives, employees, or contractors, solely to the extent related to the Receivable-Related Assets, or (v) any Excluded Obligation.
(b)Notwithstanding the foregoing, (i) no Purchaser Indemnified Party will be entitled to indemnity from Seller pursuant to Section 6.1(a)(i) unless the aggregate amount of all Losses for which all Indemnified Parties would, but for this sentence, be entitled exceeds $500,000 (the “Fundamental Deductible”), and then only for the amount of such Losses in excess of the Fundamental Deductible; (ii) no Purchaser Indemnified Party will be entitled to indemnity from Seller pursuant to Section 6.1(a)(ii) unless the aggregate amount of all Losses for which all Indemnified Parties would, but for this sentence, be entitled exceeds $1,000,000 (the “Operational Deductible”), except for subsection 4.1(n), for which the Operational Deductible shall be $500,000, and then only for the amount of such Losses in excess of the Operational Deductible; (ii) the maximum aggregate liability of Seller pursuant to Section 6.1(a)(ii) shall not exceed $7,500,000; for the avoidance of doubt, such cap shall be in excess of the Operational Deductible; and (iii) the maximum aggregate liability of Seller pursuant to Sections 6.1(a)(i), (iii), and (v) shall not exceed the Purchase Price.
6.2Receivables Purchaser’s Indemnification Obligations.
(a) Receivables Purchaser shall indemnify, defend and hold Seller and its Affiliates and their respective officers, directors, employees and permitted assigns (each, a “Seller Indemnified Party”), harmless from and against any and all Losses actually incurred by such Seller Indemnified Party arising from or relating to: (i) any breach by Receivables Purchaser of any representation or warranty expressly made by Receivables Purchaser in Section 4.2; (ii) any breach by Receivables Purchaser of any covenant, agreement or undertaking expressly made by Receivables Purchaser in Article 5; (iii) any Receivables Purchaser Obligation; or (iv) any Fraud, gross negligence or willful misconduct of Receivables Purchaser, its Affiliates, and its and their respective representatives, employees, or contractors, solely to the extent related to the Receivables Purchaser Obligations.

(b)Notwithstanding the foregoing and except as it relates to 6.2(a)(iv), the maximum aggregate liability of Receivables Purchaser pursuant to Section 6.2(a) shall not exceed the Purchase Price.
6.3Definition of Losses. For purposes of this Agreement, the term “Losses” shall mean any loss, liability, damage, costs and expenses, including any attorneys’ fees (including those incurred to enforce the rights hereunder against another party hereto), disbursements and court costs, in each case reasonably incurred by the applicable Indemnified Party. The amount of any Loss for which indemnification is provided under this Article 6 shall be net of any amounts actually recovered by the applicable Indemnified Party under any insurance policies with respect to such Loss. The amount of any Loss for which indemnification is provided under this Article 6 shall be reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Loss.
6.4Procedures.
(a)Notice of Claims. The parties agree that in case any claim is made or any suit or action is commenced by any party that is not a party to this Agreement or an Affiliate thereof with respect to Losses that may give rise to a right of indemnification (a “Third Party Claim”), or any knowledge is received of a state of facts which, if not corrected, may give rise to a right of indemnification, for such party hereunder (“Indemnified Party”) from the other party (“Indemnifying Party”), the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable after the receipt by the Indemnified Party of notice or knowledge of such claim, suit, action or state of facts. Notice to the Indemnifying Party under the preceding sentence shall be given no later than fifteen (15) days after receipt by the Indemnified Party of service of process in the event a suit or action has commenced or thirty (30) days under all other circumstances. The failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is prejudiced by such failure. Such notice shall describe in reasonable detail the issue that has or may result in indemnification pursuant to Section 6.1 or 6.2. The Indemnified Party shall (i) provide to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to any Third Party Claim that are not separately addressed to the Indemnifying Party and (ii) make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any Third Party Claim or other claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.
The Indemnifying Party shall have the right to defend, compromise and settle any Third Party Claim in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party in connection therewith; provided, however, that the Indemnifying Party may not enter into any settlement that imposes obligations upon or admits liability on behalf of the Indemnified Party without the Indemnified

Party’s consent. The Indemnifying Party shall notify the Indemnified Party within ten (10) Business Days of having received written notice pursuant to this Section 6.4(a) of the Third Party Claim whether the Indemnifying Party elects to assume the defense of any such Third Party Claim and employ counsel; provided that the Indemnified Party does not object to such counsel in a reasonable exercise of its discretion. The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party so elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action prior to or promptly after electing to assume the defense thereof; or (iii) in the reasonable judgment of counsel to the Indemnified Party, as evidenced in writing, there is a reasonable basis for a possible conflict of interest between the Indemnified Party and the Indemnifying Party or there are defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events said reasonable fees and expenses shall be borne by the Indemnifying Party.
(b)Settlement of Claims. The Indemnified Party may not settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party may not settle any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (i) includes a complete release of the Indemnified Party, (ii) does not impose any obligations on the Indemnified Party, and (iii) does not include any admission of wrongdoing by the Indemnified Party.
(c)Time Limits. Any claims for indemnity pursuant to Section 6.1(a)(i) may be made only for a period of two (2) years following the Closing Date. Any claims for indemnity pursuant to Section 6.1(a)(ii) or 6.2(a) may be made only for a period of one (1) year following the Closing Date. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty shall be deemed to survive the time at which it otherwise would have terminated pursuant to this Section 6.4(c) solely for the purpose of resolving any claim with respect to which the Indemnified Party has submitted, in accordance with this Article 6, notice of the breach thereof or of the third party claim giving rise to such right to indemnity prior to such time.
(d)Subrogation. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any amount paid by the Indemnifying Party under this Article 6. The Indemnified Party shall cooperate with the Indemnifying Party, at the

Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claim against such other persons.
6.5Treatment of Indemnification. Receivables Purchaser and Seller agree that any indemnification payment under this Article 6 shall be treated as an adjustment to the Purchase Price for all Tax purposes.
6.6Limitations on Indemnification. In no event shall either party be liable for any special, punitive, exemplary, indirect or consequential damages, including but not limited to, loss of profits or lost business opportunity.
6.7Exclusive Remedy. The parties acknowledge and agree that this Article 6 and Section 3.6 will be the sole and exclusive monetary remedy of the Indemnified Parties, including Receivables Purchaser and Seller, in connection with this Agreement and the transactions contemplated by this Agreement, except for claims based on Fraud. Notwithstanding anything to the contrary in this Agreement, nothing in this Article 6 will limit any party’s right to bring claims following the Closing for specific performance, injunctive relief or any other available non-monetary equitable remedy.
Article 7

MISCELLANEOUS
7.1Notices. All notices and other communications by Receivables Purchaser or Seller hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or to an overnight courier service, receipt requested, or when posted by the United States registered or certified mail, with postage prepaid, or via email, addressed as follows:
If to Seller:    c/o PROG Holdings, Inc.
    256 W. Data Drive
    Draper, Utah 84020
    Attention: Chief Legal and Compliance Officer
    tel. (385) 351-1369
    Email: todd.king@progholdings.com
with a copy to:    King & Spalding LLP
    1180 Peachtree Street NE
    Atlanta, Georgia 30309
    Attention: Cal Smith
    tel. (404) 572-4600
    Email: calsmith@kslaw.com
If to Receivables Purchaser:    Fortiva Funding, LLC
        Five Concourse Parkway, Suite 300
        Atlanta, Georgia 30328
Attention: General Counsel
tel. (770) 828-2000
jay.mcmanigal@atlanticus.com

with a copy to:    Atlanticus Holdings Corporation
        Five Concourse Parkway, Suite 300
        Atlanta, Georgia 30328
Attention: General Counsel
tel. (770) 828-2000
    rosalind.drakeford@atlanticus.com
or to such other addresses as a party may from time to time designate by notice as provided herein, except that notices of change of address shall be effective only upon actual receipt. Copies of notices to counsel listed above shall not constitute notice.
7.2Assignment. This Agreement shall not be assigned or transferred by any party without the prior written approval of the other party hereto except as provided in this Section 7.2. The parties hereto acknowledge that Receivables Purchaser may assign its rights or obligations under this Agreement and the Related Agreements to (a) one or more Affiliate of Receivables Purchaser, (b) any purchaser of all or substantially all of the Receivable-Related Assets, or (c) any financing source solely as collateral security or to a special purpose entity and/or trustee in connection with any securitization or other financing transaction; provided that in each case, (i) Receivables Purchaser shall remain liable for its obligations hereunder unless Seller consents to a release (such consent not to be unreasonably withheld for a creditworthy assignee), and (ii) any such assignee (other than a collateral assignee) agrees in writing to be bound by the terms hereof. Any attempt by any party to assign or transfer this Agreement contrary to the terms and conditions of this Section 7.2 shall be null and void ab initio. No assignment or transfer of this Agreement pursuant to Section 7.2(c) to any financing source, special purpose entity, trustee, or any investor, participant, or certificate holder in connection with any securitization or other financing transaction shall create or confer any third-party beneficiary rights, and such persons shall not be entitled to enforce any provisions of this Agreement directly against Seller or exercise any rights or remedies hereunder.
7.3Entire Agreement. This Agreement, together with the exhibits to this Agreement, constitutes the entire agreement by the parties and supersedes any other agreement, whether written or oral, that may have been made or entered into between Seller and Receivables Purchaser (or by any officer or officers of Seller on the one hand and Receivables Purchaser on the other hand) relating to the matters contemplated hereby.
7.4Amendments and Waivers. This Agreement may be amended, amended and restated, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the parties or, in the case of a waiver, by the party waiving compliance. In the course of the planning and coordination of this Agreement, written documents have been exchanged between the parties. Such written documents shall not be deemed to amend or supplement this Agreement. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, representation, warranty or covenant under this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any other condition or of any breach of any other term, representation, warranty or covenant under this Agreement.
7.5Expenses. Except as otherwise provided herein, the parties will each bear their own legal, accounting and other costs in connection with the transactions herein, including taxes,

if any, which are imposed upon a party attributable to its activities hereunder, unless otherwise specified in this Agreement.
7.6Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Counterparts of this Agreement may be executed and delivered via facsimile, electronic email (including .pdf), electronic means (including DocuSign) or another similar transmission method, and any signature so executed and delivered will be deemed to have been duly and validly executed and delivered and be valid and effective for all purposes
7.7Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. EACH PARTY HEREBY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, (B) WAIVES ANY OBJECTION TO VENUE IN SUCH COURTS, AND (C) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
7.8Severability. If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, such provision shall be ineffective only to the extent invalid, illegal, void or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.
7.9No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
7.10Specific Performance. The parties acknowledge that money damages would not be an adequate remedy for breach of this Agreement and that, in addition to any other remedies, each party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach or threatened breach of this Agreement by the other party.
7.11PROG Guaranty. In consideration of Receivables Purchaser’s willingness to enter into this Agreement, PROG Holdings, Inc. (“Guarantor”) hereby irrevocably and unconditionally guarantees to Receivables Purchaser the full and prompt payment and performance of all obligations and liabilities of Seller under this Agreement and the Related Agreements (the “Guaranteed Obligations”). The liability of PROG under the guarantee contemplated in this Section 7.11 (the “Guaranty”) will be coextensive with, but not in excess of, the liability of Seller to Receivables Purchaser under this Agreement. This guaranty obligation and covenant is for the benefit of Receivables Purchaser and its successors and permitted assigns, and nothing herein contained shall impair, as between any Seller and Receivables Purchaser, the obligations of Seller under the Agreement or any Related Agreement.

Guarantor has full power and authority to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery of this Guaranty and the performance by Guarantor of its obligations hereunder have been duly authorized and approved by all necessary company action on the part of Guarantor and do not require any further authorization or consent of Guarantor. This Guaranty constitutes the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. All required consents, licenses and approvals necessary to be obtained by, made with or given by Guarantor in connection with the execution and delivery by Guarantor of this Guaranty, the performance by Guarantor of its obligations hereunder, or the consummation of the transactions contemplated hereby have been obtained, if any.

Guarantor expressly waives: (i) any formal or other required notice of the acceptance by Receivables Purchaser of this Guaranty; (ii) notice of the existence, creation, payment or nonpayment of any obligation of any Seller under the Agreement; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever; and (iv) any failure by Receivables Purchaser to inform Guarantor of any facts Receivables Purchaser may now or hereafter know about any Seller, or any Seller’s obligations or the transactions contemplated by the Agreement, it being understood and agreed that Receivables Purchaser has no duty so to inform and that Guarantor is fully responsible for being and remaining informed by each Seller of all circumstances bearing on the existence, creation or risk of nonpayment or nonperformance of such Seller’s obligations. No course of dealing and no delay or failure of Receivables Purchaser in exercising any right, power or privilege under this Guaranty or the Agreement shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege preclude or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of Receivables Purchaser under this Guaranty are cumulative and not exclusive of any rights, or remedies which Receivables Purchaser would otherwise have under the Agreement at law or in equity.

Guarantor will be entitled to the benefit of all rights, defenses, counterclaims, rights of setoff, recoupment, limitations of liability and other protections to which Seller may be entitled with respect to any such liability, including all provisions of this Agreement relating to the resolution of disputes. The Guaranteed Obligations shall not be subject to release or discharge, in whole or in part and shall not be affected by (a) any change in corporate existence, structure or ownership of Guarantor, any party hereto or any other Person, (b) the adequacy of any other means Receivables Purchaser may have of obtaining payment related to the Guaranteed Obligations from any other Person, (c) any suretyship defense of Guarantor, (d) any defense or set-off, counterclaim or recoupment, and (e) any invalidity, illegality or unenforceability of this Guarantee; provided that if Seller or any of its Affiliates fulfill any of the Guaranteed Obligations, Guarantor shall not have separate liability for such Guaranteed Obligation. Receivables Purchaser acknowledges and agrees that the Guarantee will automatically expire with no further action by or on behalf of any Person and will have no further force or effect, and that none of them will have any rights hereunder, on or after the date that all of the Guaranteed Obligations have been performed, paid, expired, terminated or fulfilled, as applicable.

[Signature page follows.]

IN WITNESS WHEREOF, Seller and Receivables Purchaser have caused this Agreement to be duly executed as of the date first above written.
VIVE FINANCIAL LLC,
Seller
By: _____________________________
Name:
Title:
FORTIVA FUNDING, LLC,
Receivables Purchaser
By: _____________________________
Name:
Title:

PROG HOLDINGS, INC.,
solely for the purpose of Section 7.11
By: _____________________________
Name:
Title:

[Signature Page to Sale and Purchase Agreement]

[Signature Page to Sale and Purchase Agreement]

EXHIBIT A
Masterfile
The following two (2) files are considered the Masterfile:

1.ViveData09302025.txt
2.ViveTotals09302025.txt
The aforementioned two (2) files were delivered in the “Project Life: Closing Documents” USB thumbstick delivered by Seller to Receivables Purchaser contemporaneously with Closing.

EXHIBIT B
Form of Post Cut-Off Settlement Date Statement
This Post Cut-Off Settlement Date Statement (the “Statement”) is being delivered by Vive Financial LLC (“Seller”) to Fortiva Funding, LLC (“Receivables Purchaser”) pursuant to Section 3.5 of the Sale and Purchase Agreement among Seller, Receivables Purchaser and PROG Holdings, Inc., dated as of October 20, 2025 (the “Purchase Agreement”). Capitalized terms used in this Statement that are not otherwise defined are used as defined in the Purchase Agreement.

The Post Cut-Off Settlement Date Adjustment Amount to be paid in accordance with Section 3.6 of the Purchase Agreement is calculated as follows:

1.Net Charges1 (e.g. total amount of charges minus total amount of credits or returns) posted on the Accounts after the Cut-Off Time and before the Closing Effective Time: $[____]; minus

2.Total amount of Net Payments Applied to Principal2 and Net Payments Applied to Interest and Fees3 posted from Cardholders on the Accounts after the Cut-Off Time and before the Closing Effective Time: $[______]; equals

3.Post Cut-Off Settlement Date Adjustment Amount: $[___________]4

1 In the Schedule 4 Report as set forth in the TSA, this amount is identified in Column D titled “NMVAmt”.
2 In the Schedule 4 Report as set forth in the TSA, this amount is identified in Column F titled “NetPrinPaid”.
3 In the Schedule 4 Report as set forth in the TSA, this amount is identified in Column G titled “NetIntFeesPaid”.
4 If the amount in section #1 exceeds the amount in section #2, Receivables Purchaser makes the payment to Seller. If the amount in section #2 exceeds the amount in section #1, Seller makes the payment to Receivables Purchaser.

EXHIBIT C
Form of Assignment and Assumption Agreement
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof (this “Agreement”), dated as of the October 20, 2025, is made by and between VIVE FINANCIAL LLC (“Seller”) and FORTIVA FUNDING, LLC, a Georgia limited liability company (“Receivables Purchaser”).
1.    Definitions. Capitalized terms contained in this Agreement that are not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Sale and Purchase Agreement, dated as of the date of this Agreement (“Purchase Agreement”) among Seller, Receivables Purchaser and PROG Holdings, Inc., solely for the purpose of Section 7.11.
2.    Assignment of Receivable-Related Assets. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, conveys, assigns and transfers to Receivables Purchaser, all of Seller’s right, title and interest in, to and under the Receivable-Related Assets as defined in the Purchase Agreement.
3.    Assumption of Liabilities. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Receivables Purchaser hereby assumes and agrees to perform and discharge the Receivables Purchaser Obligations.
5.    Amendments and Waivers. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing duly executed by Seller and Receivables Purchaser.
6.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of Seller and Receivables Purchaser under the Purchase Agreement.
7.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
8.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Counterparts of this Agreement may be executed and delivered via facsimile, electronic email (including .pdf), electronic means (including DocuSign) or another similar transmission method, and any signature so executed and delivered will be deemed to have been duly and validly executed and delivered and be valid and effective for all purposes.
9.    Integration with Purchase Agreement. This Agreement is executed and delivered pursuant to, and is subject to all of the terms and conditions of, the Purchase Agreement. In the event of any conflict between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall govern and control. Nothing in this Agreement shall expand or modify any of the representations, warranties, covenants, or agreements set forth in the Purchase Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, Seller and Receivables Purchaser have caused this Agreement to be duly executed as of the date first above written.
VIVE FINANCIAL LLC, Seller
By:
Name:
Title:
FORTIVA FUNDING, LLC, Receivables Purchaser
By:
Name:
Title:

Confidential

SCHEDULE 1
Account Schedule

The following file is considered the Account Schedule:

1.    ACCOUNT_SCHEDULE_09302025_vFINAL.xlsx

The aforementioned file was delivered in the “Project Life: Closing Documents” USB thumbstick delivered by Seller to Receivables Purchaser contemporaneously with Closing.

SCHEDULE 2
Knowledge Individuals

Seller:

Esteban Uboldi, Vice President of Operations
Stacy Schneider, Senior Director of Compliance
Todd King, Chief Legal and Compliance Officer, PROG Holdings, Inc.

Receivables Purchaser:

Brian Stone, President
Ed Beldowicz, SVP and GM, Client Development
David Maslia, Assistant General Counsel

SCHEDULE 4.1(h)(1)
Accuracy of Information

1.The following items that are being provided to Receivables Purchaser as part of the “data dump” that Seller will provide Receivables Purchaser at or shortly after the Conversion Date (as defined in the Transition Services Agreement):
a.Customer statements for the past 2 years (in PDF format)
b.The transaction records ledger (from the date of the oldest Account), including cardholder payments, purchases/charges, any charge-offs and term codes
c.Account month-end snapshots for the past 2 years
d.Summary of deferred interest

2.The Masterfile as of the Cut-Off Date

3.The following information as set forth in the attachment to this Schedule entitled “Customer Service”
a.Account with Activity Contact Rate
b.Average Handling Time Customer Care
c.Average Handling Time Credit
d.Average Handling Time Merchant
e.Disputes/Complaints
f.Accounts with Autopay
g.Payment Channels

4.Due Diligence Q&A (attached)

5.Receivables Data. The information contained in the following files, as of the date or date range to which such information applies:
a.ViveData06042025.txt (Shared with Receivables Purchaser via SFTP)
b.ViveData07232025.txt (Shared with Receivables Purchaser via SFTP)
c.ViveData07312025.txt (Shared with Receivables Purchaser via SFTP)
d.ViveData08312025.txt (Shared with Receivables Purchaser via SFTP)
e.ViveData08312025_2.txt (Shared with Receivables Purchaser via SFTP)
f.ViveData09302025.txt (Shared with Receivables Purchaser via SFTP)
g.ViveTotal06302025.txt (Shared with Receivables Purchaser via SFTP)
h.ViveTotals07232025.txt (Shared with Receivables Purchaser via SFTP)
i.ViveTotals07312025.txt (Shared with Receivables Purchaser via SFTP)
j.ViveTotals08312025.txt (Shared with Receivables Purchaser via SFTP)
k.ViveTotals09302025.txt (Shared with Receivables Purchaser via SFTP)
l.ViveTotalsCounts06302025.txt (Shared with Receivables Purchaser via SFTP)
m.ViveTotalsCounts07232025.txt (Shared with Receivables Purchaser via SFTP)
n.ViveTotalsCounts07312025.txt (Shared with Receivables Purchaser via SFTP)
o.ViveTotalsCounts07312025_2.txt (Shared with Receivables Purchaser via SFTP)
p.ViveTotalsCounts08312025.txt (Shared with Receivables Purchaser via SFTP)
q.ViveTotalsCounts09302025.txt (Shared with Receivables Purchaser via SFTP)
r.ViveSummary07212025.xlsx (Shared with Receivables Purchaser via SFTP)
s.ViveSummary07242025.xlsx (Shared with Receivables Purchaser via SFTP)
t.ViveDataDictionary06042025.xlsx (Shared with Receivables Purchaser via SFTP)

u.Vive_control_totals.xlsx (Shared with Receivables Purchaser via SFTP)

SCHEDULE 4.1(h)(2)
Accuracy of Information

1.Cardholder Terms & Conditions. The information contained in the following attached files, as of the date or date range to which such information applies:
a.Vive Gold Terms & Conditions (#350BFSAPE8, valid from 12.1.2020)
b.Sleep Number Terms & Conditions (#350BFSLNE1, valid from 6.10.2024)
c.Wellness Terms & Conditions (#350BFWELE1, valid from 4.22.2024)
d.Bob’s Powered by Vive Terms & Conditions (#400BFBDFE10, valid from 5.28.2024)
e.Furniture Mart Powered by Vive Terms & Conditions (#400BFFMUE7, valid from 5.1.2024)
f.Vive Gold Reeds Terms & Conditions (#400BFJWLE1, valid from 7.22.2025)
g.Vive Preferred Terms & Conditions (#400BFMFME5, valid from 7.16.2024)
h.Vive Pets Terms & Conditions (#400BFPETE1, valid from 4.22.2024)
i.Vive Blue Terms & Conditions (#400BFSAPE5, valid from 5.1.2024)
j.Aspen Dental Terms & Conditions (#400BFTAGE1, valid from 3.27.2024)
k.Vive Platinum Terms & Conditions (#500BFMFME7, valid from 7.16.2024)
l.Home Improver Powered by Vive Terms & Conditions (#500BFTHDE2, valid from 10.05.2023)
m.Vive Mastercard Terms & Conditions (#500BFVMCE2, valid from 12.01.2023)

2.Representative Forms of Periodic Statements Attached Hereto
a.12852300 06.2025 Monthly Statement 500BFVMCE2
b.12852300 07.2025 Monthly Statement 500BFVMCE2
c.12852300 08.2025 Monthly Statement 500BFVMCE2
d.12851960 06.2025 Monthly Statement 400BFPETE1
e.12851960 07.2025 Monthly Statement 400BFPETE1
f.12851960 08.2025 Monthly Statement 400BFPETE1
g.11797230 06.2025 Monthly Statement 500BFMFME7
h.11797230 07.2025 Monthly Statement 500BFMFME7
i.11797230 08.2025 Monthly Statement 500BFMFME7

3.Miscellaneous
a.Customer applications for the past two years
b.Merchant applications for the past two years
c.Autopay Authorization Form
d.Promo Charge Slip PDF
e.Consent to Receive Information Electronically

SCHEDULE 4.1(k)(1)
Form of Cardholder Agreement
Attached hereto are representative forms of Cardholder Agreements for the Accounts.

SCHEDULE 4.1(k)(2)
Form of Periodic Statement
Attached hereto are representative forms of periodic statements for the Accounts.

SCHEDULE 4.1(m)(1)
Policies and Procedures Exceptions

Seller made changes to the application flow and decisioning to mitigate fraud and losses. All of those were approved by the Account Owner. Seller also made changes to its post-account-approval fraud mitigation procedures to mitigate fraud losses. None of the aforementioned changes resulted in the loosening of decisioning criteria; the changes were to the overall application and fraud-related policies and were procedural in nature.

SCHEDULE 4.1(m)(2)

Policies and Procedures
The following Policies and Procedures appeared in the Project Life data room in Receivables Purchaser’s SharePoint site.

1)Account Actions Procedure – OPS
2)Account Sub-Status Reference Guide – OPS
3)Accounts with No Promos Procedure – CCS
4)Adding Authorized Third Party Procedure – OPS
5)Adding/Changing Email Address Procedure – OPS
6)Adding/Changing/Updating Cardholder Personal Information Procedure – OPS
7)Address Changes Procedure – CCS (Back Office)
8)Automated Charge-Off Procedure – COLL
9)Automated Clearing House/Debit Card Payments Procedure – OPS
10)Automated Dialer Systems and Telephone Consumer Protection Act Policy – OPS
11)Bankruptcy – Chapter 13 Proof of Claim Procedures – CCS (Back Office)
12)Bankruptcy – Collecting on Accounts Procedure – CCS (Back Office)
13)Bankruptcy – Discharged Procedure – CCS (Back Office)
14)Bankruptcy – Dismissed Procedure – CCS (Back Office)
15)Bankruptcy – Legal Collections Accounts Procedure – CCS (Back Office)
16)Bankruptcy – Notice Processing Individual Account Procedure – CCS (Back Office)
17)Bankruptcy – Notice Processing Joint Account Procedure – CCS (Back Office)
18)Bankruptcy – Reaffirmation Agreements Procedure – CCS (Back Office)
19)Bankruptcy Policy and Procedure – OPS
20)Block Notifications Procedure – CCS (Back Office)
21)California Consumer Privacy Act Procedure – OPS
22)Case Manager Procedure – OPS
23)Case Manager Response Procedure – CCS (Back Office)
24)Cease and Desist Notification Procedure – OPS
25)Closing Account Procedure – CCS (Back Office)
26)Closing Account Procedure – OPS
27)Collection Letters Reference Guide – COLL
28)Collections Policy – COLL
29)Combining Accounts Procedure – CCS
30)Community Property States Procedure – OPS
31)Compliance Defect Reference Guide – OPS
32)Consumer Credit Counseling Services Procedure
33)Consumer Credit Counseling Servies Response Procedure – OPS
34)Correspondence, Feedback, and Complaint Guidelines – CCS (Back Office)
35)Correspondence Reference Guide – OPS
36)Credit Balance Refund Request Procedure for Agents – CCS
37)Credit Limit Increase/Decrease Procedure – CCS
38)Cycle Jump Procedure – OPS
39)Death Certificates Procedure – CCS (Back Office)
40)Debt Management Settlement Procedure for Current and Delinquent Accounts
41)Debt Settlement Talk-Off Procedure – OPS

42)Debt Validation Response Procedure – CCS (Back Office)
43)Disaster Relief Level 1 Procedure for Agents – OPS
44)Disaster Relief Policy – OPS
45)Do Not Call Procedure – OPS
46)Electronic Funds Transfer Procedure – OPS
47)Entering Electronic Funds Transfer Procedure – CCS (Back Office)
48)e-OSCAR Creating an AUD
49)e-OSCA Response Procedure – CCS (Back Office)
50)Explaining Active Promotion Procedure – OPS
51)First Payment Default Procedure – COLL
52)Fiserv – Activation Procedure – CCS
53)Fiserv – Changing Cardholder Address Procedure - CCS
54)Fiserv – Changing Cardholder Name Procedure - CCS
55)Fiserv – Changing Cardholder Phone Number Procedure - CCS
56)Fiserv – Declined Card Procedure – CCS
57)Fiserv – Exemptions Procedure for Agents - OPS
58)Fiserv – Fraud Alert Opt-Out Procedure - OPS
59)Fiserv – Transaction Journal Response Codes Reference Guide – CCS
60)Fraudulent Account Procedure – OPS
61)Handling Consumer Credit Counseling Services Calls Procedure – OPS
62)Hote Notes Procedure – OPS
63)Incarceration Procedure – OPS
64)Late Stage Collection Procedure – COLL
65)Letter Printing and Mailing Procedure – OPS
66)Locating Pending Authorizations Procedure – CCS
67)Locating Pending Payments Procedure – CCS
68)Mask Inquiry Procedure – OPS
69)Metro 2 Audit Procedure – CCS (Back Office)
70)Military Lending Act Procedure – OPS
71)Negotiation Strategy Procedure – COLL
72)Notation Procedure – OPS
73)Online Account Information Reference Guide – OPS
74)Opt-Out Procedure – OPS
75)Paperless Statements Procedure – OPS
76)Payment Programs Reference Guide – COLL
77)Payment Reference Guide – OPS
78)Payment Refund Procedure – OPS
79)Payments with Special Instructions Procedure (Paid in Full Requests) – OPS
80)Payoff Wizard Procedure – OPS
81)Permanent Hardship Procedure for Agents – OPS
82)Permanent Hardship/Terms Change Requests Procedure – CCS (Back Office)
83)Personal Information Change Procedure – CCS (Back Office)
84)Post Approval Verification Procedure for Handling Potential Fraud – CCS
85)PTPs and PACTs Procedure – COLL
86)Qualified Telephone Purchases Procedure – CCS (Back Office)
87)Qualified Telephone Purchases Procedure for Agents – OPS
88)Quoting Annual Percentage Rate Procedure – OPS
89)Quoting Balance Procedure – OPS
90)Quoting Credit Limit Procedure – OPS

91)Quoting Due Date Procedure – OPS
92)Removing Accounts from Dialer Procedure – OPS
93)Replace/Renew Card Wizard Procedure – OPS
94)Returned Mail Processing Procedure – OPS
95)Returned Payments Procedure – CCS (Back Office)
96)Reviewing Documents for Fraud – Best Practices Reference Guide – CCS
97)Revoking Charges Procedure – CCS (Back Office)
98)Rollback Procedure for Agents – OPS
99)Safe Harbor Late Fee Reference Guide – OPS
100)Servicemember’s Civil Relief Act Procedure – OPS
101)Settlement Procedure for Agents – COLL
102)Suppress Communication Procedure – OPS
103)Temporary Hardship Procedure for Agents – CCS
104)Temporary Hardship Procedure for Agents – COLL
105)Third-Party Contact Procedure – COLL
106)Vive Mastercard Annual Fee Write-Off Procedure – OPS
107)Wisconsin Amortization Rule Procedure – CCS (Back Office)
108)Workout Plan Procedure – COLL
109)Write-Off Procedure for Agents – CCS
110)Write-Off Procedure for Agents – COLL
111)Wrong Number Procedure - OPS

SCHEDULE 4.1(u)(i)
Seller Retained Records

All information contained in Seller’s systems (e.g., the V4 system) related to the Accounts and the Eligible Receivables (other than the Account Schedule and the following information, which Seller will provide to Receivables Purchaser at or soon after Closing): Customer statements for the past 2 years (in PDF format), the transaction records ledger (from the date of the oldest Account), customer service agent notes/notations for the past 12 months, including those that relate to dispute histories, cardholder applications, account month-end snapshots for the past 2 years; and a summary of deferred interest

SCHEDULE 4.1(u)(ii)
Outsourced Collection Accounts
None.